Exhibit 4.9c

WaferTech

2002 Employee Stock Options Plan

As Amended June 5, 2003

1.	Purpose

The purpose of the Amended WaferTech 2002 Employee Stock Options Plan (the “Plan”) of WaferTech, LLC is to promote the interests of the Company and its shareholders by attracting and retaining the high-tech talents/professionals of the Company and its subsidiaries by means of incentives in the form of stock options.

2.	Definitions

(a) “Board” shall mean the Board of Directors of the Company.

(b) “Committee” shall mean the committee appointed by the Board, in accordance with Section 3(a) hereof, to administer the Plan.

(c) “Common Stock” shall mean the voting common stock of Taiwan Semiconductor Manufacturing Company Limited.

(d) “Company” shall mean WaferTech, LLC, a Delaware limited liability company.

(e) “Effective Date” shall mean August 22, 2002.

(f) “Employee” shall mean any individual who is employed, within the meaning of Section 3401 of the Internal Revenue Code of 1986 and the regulations thereunder, by the Company.

(g) “Exercise Price” of the options shall be the closing price of the common shares of Taiwan Semiconductor Manufacturing Company Limited on the date that the options are granted; or, if no trading occurred on such date, the preceding day on which trading occurred.

(h) “Option” shall mean an option to purchase Common Stock granted pursuant to the Plan.

(i) “Optionee” shall mean any person who holds an Option pursuant to the Plan.

(j) “Outside Director” shall mean a non-employee member of the Board who (1) is not a current employee of the Company; and (2) does not receive compensation for prior services (other than benefits under a tax-qualified retirement plan) from the Company during a taxable year in which he or she serves on the Committee.

Exhibit 4.9c

(k) “Plan” shall mean this WaferTech 2002 Employee Stock Options Plan as it may be amended from time to time.

(l) “Purchase Price” shall mean at any particular time the Exercise Price times the number of Shares for which an Option is being exercised.

(m) “Share” shall mean one share of authorized Common Stock.

(n) “TSMC Plan” shall mean the Taiwan Semiconductor Manufacturing Company Limited 2002 Employee Stock Options Plan.

(o) “TSMC North America Plan” shall mean the TSMC North America 2002 Employee Stock Options Plan.

3.	Administration.

(a) The Committee

The Plan shall be administered by a Committee of Outside Directors that shall consist of not less than two members, who during the one year prior to service as an administrator of the Plan, shall not have been granted or awarded equity securities pursuant to the Plan.

(b) Powers of the Committee

Subject to the provisions of the Plan, the TSMC Plan, and applicable laws and regulations, the Committee shall have the authority, in its discretion and on behalf of the Company:

(i) to grant Options;

(ii) to determine the Exercise Price per Share of Options to be granted consistent with the definition of Exercise Price;

(iii) to determine the Employees to whom, and the time or times at which, Options shall be granted and the number of Shares for which an Option will be exercisable;

(iv) to interpret the Plan;

(v) to prescribe, amend, and rescind rules and regulations relating to the Plan;

(vi) to determine the terms and provisions of each Option granted and, with the consent of the holder thereof, modify or amend each Option;

(vii) to accelerate or defer, with the consent of the Optionee, the exercise date of any Option;

Exhibit 4.9c

(viii) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Option previously granted by the Committee;

(ix) with the consent of the Optionee, cancel and regrant an Option previously granted by the Committee; and

(x) to make all other determinations deemed necessary or advisable for the administration of the Plan.

(c) Committee’s Interpretation of the Plan

The interpretation and construction by the Committee of any provision of the Plan or of any Option granted hereunder shall be final and binding on all parties claiming an interest in an Option granted under the Plan. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Option.

4.	Period and Nature of the Option Grant

The Committee on behalf of the Company may grant the Options in one or more tranches after the Plan has become effective. The actual dates of grant will be determined by the Committee. Options shall be evidenced by written stock option agreements between the Optionee and the Company in such form as the Committee shall from time to time determine. No Option or purported Option shall be a valid and binding obligation of the Company unless so evidenced in writing.

5.	Optionee

Each Optionee shall be a regular full-time Employee of the Company, or in a subsidiary in which the Company’s shareholding with voting rights, directly or indirectly, is more than fifty percent (50%). Whether an Employee is entitled to receive Options, and the number of Options to be received, shall be subject to approval by the Committee, and based on job grade, performance, contribution, special achievement and/or years of employment.

6.	Maximum Number of Options to be Granted

The maximum number of Options authorized to be granted with respect to the Plan shall be eighteen million five hundred eighty-three thousand three hundred (18,583,300) units, with one (1) unit entitled to subscribe to one (1) Share. The number of Shares for which an Option is exercisable at any time shall not exceed the number of Shares remaining available for issuance under the Plan. If any Option expires or is terminated, the number of Shares for which such Option was exercisable may be made exercisable pursuant to other Options under

Exhibit 4.9c

the Plan. No Option shall be granted with respect to the Plan, however, if the aggregate number of Shares issued or issuable to all past and present Optionees under the Plan, the TSMC Plan and the TSMC North America Plan would thereupon exceed one hundred million (100,000,000) Shares, which is the maximum aggregate number of Shares that have been authorized by Taiwan Semiconductor Manufacturing Company Limited for issuance under the Plan, the TSMC Plan and the TSMC North America Plan collectively. The Committee shall consult with a designated officer of Taiwan Semiconductor Manufacturing Company Limited prior to granting any Options with respect to the Plan to ensure compliance with the foregoing limitation. The limitations established by this Section 6 shall be subject to adjustment in the manner provided in Section 8 hereof upon the occurrence of an event specified therein.

7.	Terms and Conditions

(a)	Exercise Price

The Exercise Price of the Options is defined in Section 2(g) hereof.

(b)	Vesting Schedule

An Optionee may not exercise his or her Option for any Shares until the Option, in regard to such Shares, has vested. Each stock option grant agreement shall include a vesting schedule in accordance with this section which shall show when the Option becomes exercisable. The vesting schedule shall not impose upon the Company any obligation to retain the Optionee in its employ or under contract for any period of time or otherwise change the employment-at-will status of an Optionee who is an employee of the Company. The Options will not vest in the first two (2) years (“Waiting Period”) and may be exercised in accordance with the following schedule. Except as may be shortened in the Plan or by the Committee, the options shall be valid for ten (10) years and may not be transferred, except by inheritance, enforceable court order, or in accordance with applicable law, rule or regulation. The following is the vesting schedule:

Years after Grant	Percent Vesting
2 years	50%
3 years	75%
4 years and after	100%

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(c)    After the Company grants an Option to an Optionee, the Committee shall, in its sole discretion, have the right to revoke and cancel unvested Options in the event that the Optionee commits serious misconduct or violates their employment contract or policies of the Company.

(d)	Termination of Employment

If an Optionee’s employment with the Company is terminated for any reason, the Optionee shall exercise their vested Options in accordance with the following provisions, subject to the ten-year limit set forth in Paragraph 7(b) above:

(i)	Voluntary Termination or Terminated by the Company in Accordance with applicable state or Federal laws—

If an Optionee’s employment by the Company is either voluntarily terminated by the Optionee or by the Company in accordance with applicable state or Federal laws, the Optionee’s Options vested in accordance with the schedule set forth in Paragraph 7(b) above must be exercised within three (3) months from the employment termination date. Any Options unvested as of the employment termination date or not exercised within three (3) months from the employment termination date shall expire and not be exercisable by the Optionee.

(ii)	Retirement—

If an Optionee’s employment by the Company is terminated because the Optionee retires in accordance with the then current policies of the Company, all Options granted to the Optionee as of the employment termination date shall completely vest and be exercisable following the Waiting Period, regardless of the vesting schedule set forth in Paragraph 7(b) above. The Optionee shall exercise all Options within one (1) year from the later of: (x) the date of retirement; or, (y) the end of the Waiting Period, whichever date is later. Any Options not exercised within the time frame set forth in the immediately preceding sentence shall expire and not be exercisable by the Optionee.

(iii)	Temporarily on Leave Without Pay—

If the Optionee is approved to be temporarily on leave without pay in accordance with the then current policies of the Company or applicable law, rule or regulation, their vested Options shall be exercised within three (3) months from the effective date of the temporary leave; otherwise, the right to exercise options shall be deferred until the Optionee’s reinstatement. For unvested Options, the accumulation of years of employment with respect to the vesting schedule set forth in Paragraph 7(b) above shall

Exhibit 4.9c

suspend during the period of the Optionee’s temporary leave and shall resume after the Optionee’s reinstatement, subject to the ten-year limit set forth in Paragraph 7(b) above.

(iv)	Death—

If an Optionee dies while employed by the Company, their Options vested in accordance with the schedule set forth in Paragraph 7(b) above shall be exercised by the Optionee’s inheritor within one (1) year from the death of the Optionee. Any Options unvested upon the death of the Optionee or not exercised within one (1) year of their death shall expire and not be exercisable by the Optionee’s inheritor.

(v)	Death or Disability Caused by Work Injury—

(1) Regardless of the vesting schedule set forth in Paragraph 7(b) above, if an Optionee ceases to be employed by the Company due to any permanent total disability caused by a work related injury, on such date all Options they were granted shall immediately vest and become exercisable, subject only to the Waiting Period. The Optionee shall exercise their vested Options within one (1) year from the later of: (x) the date they cease to be employed by the Company; or, (y) the end of the Waiting Period, whichever date is later. Any Options not exercised within the time frame set forth in the immediately preceding sentence shall expire and not be exercisable by the Optionee.

(2) Regardless of the vesting schedule set forth in Paragraph 7(b) above, if an Optionee ceases to be employed by the Company due to their death caused by a work related injury, on such date all Options they were granted shall immediately vest and become exercisable by the Optionee’s inheritor, subject only to the Waiting Period. The inheritor shall exercise the Options within one (1) year from the later of: (x) the death of the Optionee; or, (y) the end of the Waiting Period, whichever date is later. Any Options not exercised within the time frame set forth in the immediately preceding sentence shall expire and not be exercisable by the Optionee’s inheritor.

(vi)	Transfer to Affiliates—

If an Optionee is transferred to an affiliate of Taiwan Semiconductor Manufacturing Company Limited or of the Company, due to the necessity of the operations of the Company, the rights of the Optionee and obligations of the Company with respect to the Options granted shall not be affected by such transfer.

Exhibit 4.9c

8.	Adjustments of the Exercise Price and Number of Granted Options

(a) The Exercise Price of each Option shall be subject to adjustment in accordance with the following formula upon the occurrence of events relating to changes in paid-in capital of Taiwan Semiconductor Manufacturing Company Limited, such as issuance of new common shares in connection with cash injection, capitalization of retained earnings and/or capital reserves, stock split, or the issuance of depositary receipts with primary common shares as the underlying securities.

NEP = OEP x [N + (n x PNI)/OEP] / [N+ n]

Where: NEP = the Exercise Price after such adjustment

  OEP = the Exercise Price before such adjustment

N = the number of outstanding common Shares before issue (the number of treasury Shares which have not been transferred or cancelled, or convertible bonds, shall not be included)

  n = the number of new common Shares

PNI = Offering price of new Shares (PNI shall be zero in the event that new Shares are issued in connection with capitalization of retained earnings and/or capital reserves, or in connection with stock split)

The Exercise Price will not be adjusted in case of issuance of new Common Stock in connection with mergers involving either the Company or Taiwan Semiconductor Manufacturing Company Limited.

If the Exercise Price after adjustment exceeds the Exercise Price before adjustment, no adjustment shall be made.

(b) When Taiwan Semiconductor Manufacturing Company Limited distributes cash dividends, the Exercise Price of each then outstanding Option shall be adjusted pari passu.

(c) Upon the occurrence of the Taiwan Semiconductor Manufacturing Company Limited’s capitalization of retained earnings or capital reserves, in addition to adjusting the Exercise Price in accordance with provisions set forth in Paragraph 8(a) above, the Company will issue additional Options in proportion to the increase of paid-in capital (only integral Options will be issued and any fractional Options resulting therefrom will be disregarded) at the adjusted price to holders of existing unvested or unexercised Options, provided that there are sufficient common shares reserved for granting the Options as specified in the Articles of Incorporation of Taiwan Semiconductor Manufacturing Company Limited. Any such

Exhibit 4.9c

adjustments shall be determined by the Committee, in their sole discretion.

9.	Procedures for Exercising Options

(a) Except during a period in which the exercise of Options is not permitted by relevant laws and regulations, the Optionee may exercise their Options in accordance with the vesting schedule set forth in Paragraph 7(b) above by submitting a written notice (the “Exercise Notice”) to the Company.

(b) The Company shall inform the Optionee of the payment needed for exercising the Options to a designated bank upon the receipt of the Exercise Notice, and the Purchase Price shall be payable in full in cash. The Exercise Notice shall not be withdrawn once given.

(c) If the Optionee elects not to immediately sell the Common Stock issued pursuant to the Exercise Notice, the Company shall deliver certificates reflecting the ownership of Common Stock of Taiwan Semiconductor Manufacturing Company Limited to Optionee.

10.	Miscellaneous

(a) The Plan, and its amendments, shall become effective when the TSMC Plan is approved by the relevant authority and upon approval from the Committee.

(b) Any other matters not set forth in the Plan shall be dealt with in accordance with the applicable laws and regulations by the Committee, whose decisions regarding the Plan and its administration shall be final.